Exhibit 10.16

Cypost Corporation
Suite 101
260 West Espalnade
North Vancouver, B.C.
V7M 3G7



October 5, 1999

Robert Adams

Dear Sir:

Re:      Employment Contract

The following are the terms and conditions upon which CyPost Corporation (the Company") or its subsidiary is prepared to employ you and upon which you have agreed to be employed with the Company. By signing this letter agreement you accept the following terms and conditions:

1.        Work Duties

          You will carry out the duties and responsibilities of the position of "Operations Manager of Canadian ISP Division" of the Company. In such capacity, your duties shall also include:

          a) the authority to enter into equipment leasing agreement, land lease and to make purchases of hardware, or software required to operate Netrover Inc. and Netrover Office Inc. ("Netrover"), up to a maximum amount of $50,000.00, for any single order or lease. Any purchase or lease greater than this specified amount (exclusive of applicable taxes) will require the pre-approval from an authorized officer of the Company. The maximum amount stated herein will be reviewed on an annual basis, and may be subject to adjustment, which will be communicated to you in writing.
          b) to determine whether to maintain, repair or upgrade existing equipment in order to ensure Netrover's ability to compete in the ISP market, and to meet the needs of Netrover's customers.
          c) you will be indemnified by the Company and by Netrover, in the event of any third party claim instituted against you white in the execution of your duties.
          d) to execute non-disclosure and/or confidentiality agreements when requested to do so by software developers or software companies.
          e) accounts supported by expense statements, may be paid through your personal Visa;


                                                                           /s/CW
                                                                           /s/RA
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          f)        to hire or dismiss Netrover staff as and when is reasonably required in order to ensure and maintain an appropriate level of service to Netrover's customers.
          g) to determine and grant reasonable annual pay increases to Netrover staff, up to a maximum of 5% of annual income (exclusive of bonuses) per Netrover staff employee during Netrover's fiscal year. Any pay increase sought in excess of this amount will require the pre-approval from the Officer(s) of the Company.

          h)        Term of Employment

                    The Company will employ you for a three (3) year period, starting October 5, 1999 and ending October 4, 2002, provided that this agreement shall be automatically renewed for successive terms on a year to year basis unless notice of non-renewal is effected by either party with written notice of non-renewal at least 90 days prior to the expiry of the then applicable term of this agreement, in which case this agreement will expire on the last day of such term.

          i)        Salary and Benefits

                    a) Subject to the other terms and conditions of this agreement, the Company agrees to pay to you a base salary of $70,000.00 per annum, subject to such annual increases as the Company determines to be effective on the anniversary of each year of this agreement.

                    b) In addition to your base salary, the Company will review with you during January of every year, the previous fiscal year's performance to determine the Company's award of a bonus to you, if any.

                    c) You shall be entitled to participate in a Company-wide stock option plan as may be instituted by the Company.

          j)        Vacation

                    a) You will be entitled to paid vacation of four (4) weeks per calendar year provided that no more than two (2) weeks may be taken consecutively.

                    b) Your vacation will not be cumulative from year to year, nor will you be paid in lieu of vacation not taken in a year.

          k)        Health, Retirement and Welfare Benefits

                    a) The Company will pay the premiums for existing medical and other benefit plans as altered, amended, introduced or discontinued from time to time by the Company or its carrier(s). Policy documents govern benefit entitlement.


                                                                           /s/CW
                                                                           /s/RA

          l)        Expenses

                    In accordance with policies formulated by the Company from time to time, and with particulars special to your employment, if any, specified in Schedule A, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

          m)        Service to the Company

                    a) During the term of your employment by the Company, unless otherwise authorized in writing by the Company, you will well and faithfully serve the Company, promote its interests and devote the whole of your working time, attention and energy to the business and the affairs of the Company as "Operations Manager of Canadian ISP Division".

          n)        Confidentiality

                    All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with the Company related to the business and the affairs of the Company (collectively the "Confidential Information"), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of the Company. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than the Company, any of the Confidential Information of the Company, nor will you use for any purposes other than those expressly authorized by the Company any such Confidential Information. This paragraph does not apply to any information which would he found in the public domain.

          o)        Termination

                    a) In the event of cause, the Company may terminate your employment at any time without notice. For the purposes of this agreement, cause is limited to your death or serious incapacity, your conviction of a felony offence or where you have been guilty of serious misconduct of duty, conduct incompatible with your duties or prejudicial to the Company's business or wilful disobedience of the Company's orders in a matter of substance.



                                                                           /s/CW
                                                                           /s/RA

                    b) In the absence of cause, the following resignation and termination provisions apply:

                              a) you may resign your employment on giving the Company ninety (90) days' prior written notice of the effective date of your resignation.

                              b)        the Company may terminate your
                                        employment, in which case, you will
                                        receive __ twelve (12) months base
                                        salary as severance, together with any
                                        bonuses which will have accrued and
                                        earned prior to the date of termination
                                        as provided for in sub-paragraph 3.2
                                        herein, computed pro-rata up to
                                        including the date of termination.

          p)        Post Termination restrictions

                    Rob Adams will not compete, directly or indirectly, with CyPost Corporation, NetRover Inc. and NetRover Office Inc. in the City of Toronto and within a radius of 120 kilometres of the surrounding area for a period of three years from October 5, 1999 or the date of which the employment contracts are terminated, whichever date is the later.

          q)        Law of the Contract

                    Any dispute relating to the terms of this employment agreement will be resolved pursuant to the laws of the Province of Ontario.


If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this agreement. We will not accept delivery of this agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you arc not agreeable to the terms as set out herein, kindly advise us within one week.

Yours very truly,

CyPost Corporation


By:   /s/ Carl Whitehead
      -------------------------------------------
      Carl Whitehead, Director Strategic Growth


                                                                           /s/CW
                                                                           /s/RA

ACCEPTED AND AGREED TO THIS 5th DAY OF OCTOBER, 1999. I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.


/s/ Robert Adams
Rob Adams




                                                                           /s/CW
                                                                           /s/RA